Exhibit 5.3

[LETTERHEAD OF KUTAK ROCK LLP]

March 16, 2017

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Offering of 6.250% Senior Secured Notes due 2023 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special Arkansas (the “State”) counsel to the entities listed on Schedule I attached (collectively, the “State Subsidiary Guarantors”), each organized and existing under the laws of the State, in connection with the State Subsidiary Guarantors’ guarantee of $2,200,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (collectively, the “Notes”) to be issued by CHS/Community Health Systems, Inc. (the “Company”). The Notes are being issued under an Indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by a First Supplemental Indenture dated March 16, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, Community Health Systems, Inc. (“Parent”), the other guarantors party thereto and the Trustee. The Notes are being guaranteed by the State Subsidiary Guarantors pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the State Subsidiary Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”). As used herein, “State Law” means the laws of the State that an Arkansas lawyer exercising customary professional diligence would reasonably be expected to recognize as being directly applicable to the State Subsidiary Guarantors; provided that “State Law” does not include any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative decision. We have not examined, and we do not opine, as to the law of any other jurisdiction, whether applicable directly or through State Law. We are not rendering any opinion as to the effect or applicability of any statute, rule, regulation, ordinance, decree or decisional law relating to antitrust, banking, land use, environmental, pension, employee benefit, tax, fraudulent conveyance or transfer, usury, laws governing the legality of investments for regulated entities, regulations T, U or X of the Board of Governors of the Federal Reserve System or any laws, rules, regulations, or administrative decisions of any political subdivision of any state including any county, city, municipality, town or special subdivision, or any applicable telecommunications or other trade-specific regulatory laws. Furthermore, we express no opinion with respect to: compliance with the

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Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

Securities Act of 1933 (“Securities Act”), antifraud laws, or any other law, rules or regulations relating to securities or the offer and sale thereof; compliance with fiduciary duties by the Issuers or State Subsidiary Guarantors’ boards of directors or other governing bodies; compliance with safe harbors for disinterested board of director or other governing body approvals; compliance with state securities or blue sky laws; and compliance with the Investment Company Act of 1940 or the Trust Indenture Act of 1939. Our opinion herein is limited to the matters set forth herein in effect on the date hereof. Our opinion herein is limited to the effect on the subject transaction of State Law as in effect on the date hereof. We disclaim any obligation to advise you of any change in law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. We assume no responsibility regarding the applicability to such transactions, or the effect thereon, of the laws of any other jurisdiction.

In rendering our opinions herein, with your permission we have relied with respect to factual matters, without any independent investigation or verification, upon the Officers’ Certificate (defined below), the certificates of public officials referred to below, and the representations, warranties, and factual statements set forth in the Indenture (defined below). In addition thereto, we have reviewed and relied upon the following:

(i) the organizational documents and instruments of the State Subsidiary Guarantors described on Exhibit A hereto (the “Organizational Documents”);

(ii) the certificate with respect to various factual matters and corporate documents signed by one or more officers of each of the State Subsidiary Guarantors and dated as of March 16, 2017 and the exhibits/attachments thereto (collectively, the “Officers’ Certificate”); and

(iii) the Indenture.

Our engagement for this purpose has been limited in scope solely to our review of the Indenture, the Officers’ Certificate and the Organizational Documents provided to us, and solely for the purpose of rendering the opinions expressed herein. We did not participate in the negotiation or preparation of the Indenture and have not advised the Issuers or the State Subsidiary Guarantors with respect to such documents or transactions contemplated thereby.

Our opinions herein are subject to the following assumptions, qualifications, limitations, and exclusions in addition to any and all others set forth herein:

(a) In reaching the opinions set forth below, we have assumed, without any investigation, inquiry or review: (i) the genuineness of all signatures, (ii) the authenticity and completeness of all documents submitted to us as originals, (iii) the legal capacity of natural persons executing such documents, (iv) the authenticity and conformity to original documents of documents submitted to us as certified, photostatic, facsimile or electronically transmitted copies, (v) the Indenture complies in all respects with the transaction described in the corporate minutes and resolutions described in the Officers’ Certificate and accurately describe and contain the mutual understanding of the parties, and that there are no written or oral agreements or courses of dealing, conduct, or performance that modify, amend, vary, or revoke, or purport to modify, amend, vary or revoke, all or any portion of the Indenture, and that there has been no waiver of any provision of the Indenture, (vi) the Indenture have been delivered for value and for the consideration recited therein or contemplated thereby, (vii) no fraud, duress or mutual mistake of fact exists with relation to the execution, acknowledgement, delivery, performance, recordation or filing of the Indenture and any documents related thereto; and (viii) the Indenture has been or will be duly filed, recorded, executed, and delivered, as applicable and to extent necessary for the validity and effectiveness thereof. We have also relied, as to all questions of fact material to this opinion letter, upon the Indenture. We have assumed the accuracy of and have not conducted any independent investigation or review of, or attempted to verify independently, such factual matters and the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Indenture, including but not limited to the Officers’ Certificate.

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CHS/Community Health Systems, Inc.

(b) To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Indenture, other than the State Subsidiary Guarantors, have the requisite organizational power and authority to enter into, perform, and file such documents (as applicable) and that such documents have been duly authorized, executed, and delivered by such other parties. Except with respect to the effect of the opinions herein on such matters, we have further assumed such documents constitute the legal, valid, and binding obligations of the parties.

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, and based upon State Law, it is our opinion that:

(1) Each State Subsidiary Guarantor is a corporation (with respect to those State Subsidiary Guarantors which are corporations) or limited liability company (with respect to those State Subsidiary Guarantors which are limited liability companies) validly existing and in good standing under the laws of the State.

(2) Each State Subsidiary Guarantor has all requisite corporate (with respect to those State Subsidiary Guarantors which are corporations) or limited liability company (with respect to those State Subsidiary Guarantors which are limited liability companies) power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

(3) The execution and delivery by each State Subsidiary Guarantor of the Indenture (including the Guarantee set forth therein) and the performance by each State Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite corporate (with respect to those State Subsidiary Guarantors which are corporations) or limited liability company (with respect to those State Subsidiary Guarantors which are limited liability companies) action on the part of each such State Subsidiary Guarantor.

(4) The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by each State Subsidiary Guarantor.

We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

We hereby consent to the filing of this opinion letter as an exhibit to Parent’s Current Report on Form 8-K relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters including, without limitation, any opinions as to the enforceability or effectiveness of the Indenture. This opinion letter is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

Sincerely,

/s/ KUTAK ROCK LLP

KUTAK ROCK LLP

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

Schedule I

State Subsidiary Guarantors

Name of Arkansas Guarantor	State of Organization
Fort Smith HMA, LLC	AR
MCSA, L.L.C.	AR
QHG of Springdale, Inc.	AR
Triad—El Dorado, Inc.	AR
Van Buren H.M.A., LLC	AR

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Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

Exhibit A

Organizational Documents

1.	MCSA, L.L.C., an Arkansas limited liability company

A.	Articles of Organization, dated as of February 23, 1996 and certified by the Arkansas Secretary of State as of February 17, 2017;

B.	Third Amended And Restated Limited Liability Company Agreement dated April 1, 2009;

C.	That certain Action by Written Consent in Lieu of a Meeting of the Governing Boards (Boards of Directors, Managing Members, Sole Members, and General Partners, as applicable) with respect to such entity, dated March 1, 2017 (the “Written Consent”); and

D.	Certificate of Good Standing issued by the Arkansas Secretary of State February 17, 2017.

2.	QHG of Springdale, Inc., an Arkansas corporation

A.	Articles of Incorporation, dated October 1, 1998, filed with the Arkansas Secretary of State on October 2, 1998, and certified by the Arkansas Secretary of State as of February 17, 2017;

B.	Undated Bylaws consisting of thirteen pages and delivered to us on behalf of the Company via email on February 10, 2017;

C.	The Written Consent; and

D.	Certificate of Good Standing issued by the Arkansas Secretary of State February 17, 2017.

3.	Triad—El Dorado, Inc., an Arkansas corporation

A.	Articles of Incorporation, dated January 25, 1996, filed with the Arkansas Secretary of State on January 30, 1996, and certified by the Arkansas Secretary of State as of February 17, 2017;

B.	Certificate of Amendment of Articles of Incorporation of Columbia El Dorado, Inc. (changing the name of such corporation to Triad—El Dorado, Inc.) dated May 7, 1999, filed with the Arkansas Secretary of State on May 10, 1999, and certified by the Arkansas Secretary of State as of February 17, 2017;

C.	Bylaws dated November 30, 1999;

D.	The Written Consent; and

E.	Certificate of Good Standing issued by the Arkansas Secretary of State February 17, 2017.

4.	Fort Smith HMA, LLC, an Arkansas limited liability company

A.	Articles of Organization, filed with the Arkansas Secretary of State as of September 28, 2009 and certified by the Arkansas Secretary of State as of February 17, 2017;

B.	Amended and Restated Limited Liability Company Agreement of Fort Smith HMA, L.L.C. dated January 27, 2014;

C.	The Written Consent; and

D.	Certificate of Good Standing issued by the Arkansas Secretary of State February 17, 2017.

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Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

5.	Van Buren H.M.A., LLC, an Arkansas limited liability company

A.	Articles of Organization, filed with the Arkansas Secretary of State as of March 13, 2009 and certified by the Arkansas Secretary of State as of February 17, 2017;

B.	Amended and Restated Limited Liability Company Agreement of Van Buren H.M.A., LLC dated January 27, 2014;

C.	The Written Consent; and

D.	Certificate of Good Standing issued by the Arkansas Secretary of State February 17, 2017.